                                                                Exhibit 10.14


         LICENSE AGREEMENT ("Agreement") with an Effective Date of January 1, 1996 between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), and ADAPTEC, INC., a Delaware corporation ("ADAPTEC").

         Each of the parties (as "Grantee") desires to acquire a nonexclusive license under patents of the other party (as "Grantor"). In consideration of the premises and mutual covenants herein contained, IBM and ADAPTEC agree as follows:

SECTION 1.   DEFINITIONS

1.1 "Information Handling System" shall mean any instrumentality or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.

1.2 "IHS Product" shall mean an Information Handling System or any instrumentality or aggregate of instrumentalities (including, without limitation, any component, subassembly, computer program or supply) designed for incorporation in an Information Handling System. Any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication (including testing) of an IHS Product licensed herein shall not be considered to be an IHS Product.

1.3 "ADAPTEC Licensed Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations):

(a) issued or issuing on patent applications entitled to an effective filing date prior to July 1, 2004;

(b) which, but for this Agreement, would be infringed by IBM's making, using, importing, offering for sale, or leasing, selling or otherwise transferring an IBM Licensed Product in the country in which such patent exists; and

(c) under which patents or the applications therefor ADAPTEC or any of its Subsidiaries now has, or hereafter obtains, the right to grant licenses to IBM of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by ADAPTEC or its Subsidiaries to third parties (except for payments among ADAPTEC and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by ADAPTEC or any of its Subsidiaries).


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

ADAPTEC Licensed Patents shall include said patent applications, continuations in part and foreign counterparts of said patent applications, and any reexamined patents or patents reissuing on any of the aforesaid patents.

1.4  "Licensed Products" shall mean IHS Products.

1.5 "Integrated Circuit" shall mean an integral unit including a plurality of active and/or passive circuit elements formed at least in part of Semiconductor Material and associated on, or in, one substrate comprising the first level of packaging for such elements; such unit forming or contributing to the formation of a circuit for performing electrical or electronic functions.

1.6 "Semiconductor Material" shall mean material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity, over a temperature range, increases with increases in temperature. Such materials shall include, but are not limited to refined products, reaction products reduced products, mixtures and compounds.

1.7 "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.8  "IBM Licensed Patents" shall mean the patents listed in Exhibit 1 and one
(1) more issued patent from the patents that IBM or any of its Subsidiaries has prior to July 1, 2004 the right to grant licenses to ADAPTEC and designated as an IBM Licensed Patent in writing by ADAPTEC to IBM prior to July 1, 2005 and the license shall be in effect until June 30, 2004. ADAPTEC's designation of a particular IBM patent as an IBM Licensed Patent pursuant to this Section 1.8 shall be irrevocable.


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

SECTION 2.        GRANTS OF RIGHTS

2.1 IBM, on behalf of itself and its Subsidiaries grants ADAPTEC, a nonexclusive, worldwide license under IBM Licensed Patents:

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Licensed Products;

(b) to have Licensed Products made by another manufacturer anywhere in the world for the use, importation, offer for sale, lease, sale and/or other transfer by ADAPTEC only when the designs and specifications for such Licensed Products were created by ADAPTEC (either solely or jointly with one or more third parties); provided, however, the license under this
     Section 2.1(b):

     (i) with respect to Integrated Circuits shall only be under claims, other than manufacturing method and manufacturing process claims of IBM Licensed Patents, the infringement of which would be necessitated by compliance with such designs and specifications; and

     (ii) with respect to Licensed Products other than Integrated Circuits shall only be under claims of IBM Licensed Patents, the infringement of which would be necessitated by compliance with such designs and specifications; and

     (iii)shall not apply to any Licensed Products in the form manufactured or marketed by said other manufacturer prior to ADAPTEC's furnishing of said designs and specifications.

Unless ADAPTEC informs IBM to the contrary, ADAPTEC shall be deemed to have authorized said other manufacturer to make Licensed Products under the license granted to ADAPTEC in this section when the conditions specified in Section 2.1(b) are fulfilled. In response to a written request identifying a product and a manufacturer, ADAPTEC shall in a timely manner inform IBM of the quantity of such product, if any, manufactured by such manufacturer pursuant to the license granted in Section 2.1(b).

2.2 ADAPTEC, on behalf of itself and its Subsidiaries grants to IBM, a nonexclusive, paid up, worldwide license under ADAPTEC's Licensed Patents:

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Licensed Products; and

(b) to have Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by IBM only when the designs and specifications for such Licensed Products were created by IBM (either


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

     solely or jointly with one or more third parties); provided, however, the license under this Section 2.2(b):

     (i) shall only be under claims of ADAPTEC's Licensed Patents, the infringement of which would be necessitated by compliance with such designs and specifications; and

     (ii) shall not apply to any Licensed Products in the form manufactured or marketed, by said other manufacturer prior to IBM's furnishing of said specifications.

Unless IBM informs ADAPTEC to the contrary, IBM shall be deemed to have authorized said other manufacturer to make IBM Licensed Products under the license granted to IBM in this section when the conditions specified in
Section 2.2(b) are fulfilled. In response to a written request identifying a product and a manufacturer, IBM shall in a timely manner inform ADAPTEC of the quantity of such product, if any, manufactured by such manufacturer pursuant to the license granted in Section 2.2(b).

2.3 Except as expressly provided herein, no license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination unless such items have no substantial use other than as part of such a combination.

2.4 Subject to Section 2.5, the licenses granted herein shall include the right of each party to grant sublicenses to its Subsidiaries, which sublicenses may include the right of sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

2.5  A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)  the date such Subsidiary ceases to be a Subsidiary; and

(b) the date of termination or expiration of the license of the party or Subsidiary that granted the sublicense.

If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.6 In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be of the


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broadest scope which said party or any of its Subsidiaries has the right to grant within the scope set forth above.

2.7 If, after the Effective Date, a party or any of its Subsidiaries ("Acquiring Party") either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, as of the date of acquisition, licensed by the other party ("Licensor") under one or more of the Licensed Patents, the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured by said entity or through the use of said assets, provided that any royalties or other payments required by such license shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same Licensed Products before the acquisition.

2.8 If, pursuant to a license granted by Grantee to a third party, copies are made of all or part of a computer program provided by Grantee, such copies will be treated for purposes of this Agreement as if they had been transferred directly by Grantee.

2.9 During the license negotiations leading to the conclusion of this Agreement, the parties could not agree on patent infringement issues involving IBM Licensed Patents, U.S. Patent Nos. 4,258,418 and 5,491,804. The parties have agreed to have this dispute adjudicated in an Alternate Dispute Resolution (ADR) proceeding in accordance with the terms of the Dispute Resolution Agreement attached hereto as Exhibit 2.

SECTION 3.   RELEASES

3.1 Each party (as "Releasor") on behalf of itself and its Subsidiaries which are Subsidiaries as of January 1, 2000 ("Release Date"), irrevocably releases the other party, its Subsidiaries which are Subsidiaries as of the Release Date from any and all claims of infringement of Releasor's patents which claims are based on acts prior to the Release Date. Such release shall be under all Releasor's patents, whether or not such patents are Licensed Patents and including the patents that were brought to each party's attention during the period between January 1, 1996 and the Release Date. Such release shall extend to customers of the other party for acts which would have been licensed had the products purchased from such other party prior to the Release Date been licensed under the Releasor's patents.

The release contained herein shall not apply to any person other than the persons named in this Section 3 and shall not apply to the manufacture of any items by any person other than the parties and their Subsidiaries. The release granted by ADAPTEC to IBM is


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

effective as of the Effective Date. The release granted by IBM to ADAPTEC shall become effective upon receipt of payment specified in Section 4.1.1.

SECTION 4.   PAYMENT

4.1 As additional consideration for the license, release and other rights granted by IBM herein, ADAPTEC shall pay to IBM the sum of eleven million US dollars ($11,000,000.00), no portion of which is refundable, but which shall be paid in installments as follows:

     4.1.1 three million six hundred thousand dollars ($3,600,000.00) within 30 days of the signing of this Agreement;

     4.1.2 one million eight hundred fifty thousand dollars ($1,850,000.00) on or before April 30, 2001;

     4.1.3 one million eight hundred fifty thousand dollars ($1,850,000.00) on or before April 30, 2002;

     4.1.4 one million eight hundred fifty thousand dollars ($1,850,000.00) on or before April 30, 2003.

     4.1.5 one million eight hundred fifty thousand dollars ($1,850,000.00) on or before April 30, 2004.

4.2 If the Adjudicator in the ADR proceeding provided for in Section 2.9 finds that ADAPTEC infringes at least one claim of only one (1) IBM Licensed Patent involved in the ADR proceeding, then the payment that ADAPTEC must make to IBM under Section 4.1 shall be increased by seven million dollars ($7,000,000.00) by increasing the installments as follows:

     4.2.1 the payment under Section 4.1.2 shall be increased by the additional amount of one million seven hundred fifty thousand dollars ($1,750,000.00);

     4.2.2 the payment under Section 4.1.3 shall be increased by the additional amount of one million seven hundred fifty thousand dollars ($1,750,000.00); and,

     4.2.3 the payment under section 4.1.4 shall be increased by the additional amount of one million seven hundred fifty thousand dollars ($1,750,000.00).

     4.2.4 the payment under Section 4.1.5 shall be increased by the additional amount of one million seven hundred fifty thousand dollars ($1,750,000.00).

4.3 If the Adjudicator finds that ADAPTEC product(s) infringe at least one claim of each of the two (2) IBM Licensed Patents involved in the ADR proceeding, then the payment under Section 4.1 shall be increased by fourteen million dollars ($14,000,000.00) by increasing the installments as follows:

     4.3.1 the payment under Section 4.1.2 shall be increased by the additional amount of three million five hundred thousand dollars
           ($3,500,000.00);


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

     4.3.2 the payment under Section 4.1.3 shall be increased by the additional amount of three million five hundred thousand dollars
           ($3,500,000.00);

     4.3.3 the payment under section 4.1.4 shall be increased by the additional amount of three million five hundred thousand dollars
           ($3,500,000.00); and,

     4.3.4 the payment under section 4.1.5 shall be increased by the additional amount of three million five hundred thousand dollars
           ($3,500,000.00).

4.4 If the Adjudicator finds that no ADAPTEC product infringe a claim of either of the two (2) IBM Licensed Patents in the ADR proceeding, then no further payments beyond the payments under Section 4.1 shall be required under this Agreement.

4.5 The payments specified in Sections 4.1, 4.2 and 4.3 are based on a projected cumulative gross revenue less than or equal to six billion U.S. dollars ($6,000,000,000.00) (such amount to be referred to as the "Revenue Cap") during the period commencing with the Release Date to and including June 30, 2004 (the "Period"), from the sale, lease or other transfer by ADAPTEC of ADAPTEC products.

If ADAPTEC's actual cumulative gross revenue exceeds the Revenue Cap during the Period, ADAPTEC's sale or other transfer of Licensed Products shall be unlicensed hereunder to the extent that such revenue exceeds the Revenue Cap ("Unlicensed Revenue"). In such event, the parties shall negotiate a new agreement taking into account the Unlicensed Revenue of ADAPTEC during the Period.

4.6 ADAPTEC shall be liable for interest on any overdue payment required to be made pursuant to Section 4, commencing on the date such payment becomes due, at an annual rate which is the greater of ten percent (10%) or one percentage point higher than the prime interest rate as quoted by the head office of Citibank N.A., New York, at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.

SECTION 5.   TERM OF AGREEMENT; ACQUISITION OF A PARTY

5.1 The term of the licenses granted under this Agreement shall be from the Effective Date until July 1, 2004, unless earlier terminated under the provisions of this Agreement.

5.2 IBM shall have the right to terminate the license and any other rights granted to ADAPTEC granted under this Agreement if ADAPTEC fails at any time to make any payment required herein,


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and if ADAPTEC does not cure such failure (including the payment of any interest) within sixty (60) days after written notice from IBM to ADAPTEC specifying the nature of such failure.

5.3  If one party (the "Acquired Party") is acquired by a third party:

     (a) the Acquired Party shall promptly give notice of such acquisition to the other party; and

     (b) the Acquired Party shall be entitled to continue operating under this Agreement by continuing to make any outstanding payments to the other party as they become due. Such continuing license shall be limited in the twelve (12) months immediately following such acquisition to a volume of licensed products having an aggregate selling price equal to no more than the aggregate selling price of such products by said Acquired Party in the twelve (12) months preceding such acquisition plus fifteen percent (15%); and shall be limited, in each of the subsequent years following such acquisition during the term of the Agreement, to a volume of Licensed Products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve month period plus fifteen percent (15%).

SECTION 6.   MEANS OF PAYMENT AND COMMUNICATION

6.1 Payment shall be made by electronic funds transfer. Payments shall be deemed to be made on the date credited to the following account:

         IBM, Director of Licensing
         The Bank of New York
         1 Wall Street
         New York, New York 10286
         United States of America
         Credit Account No. 890-0209-674
         ABA No. 0210-0001-8

6.2 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses and shall be effective upon mailing:

     For IBM:                                   For ADAPTEC:
     Director of Licensing                      General Counsel
     IBM Corporation                            Adaptec, Inc.
     North Castle Drive                         691 S. Milpitas Blvd.
     Armonk, New York 10504-1785                Milpitas, California 95035
     Facsimile: (914) 765-4370                  Facsimile: (408) 957-7137


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SECTION 7.   MISCELLANEOUS

7.1 Neither party shall assign or grant any right under any of its Licensed Patents that may affect the other party's rights under this Agreement unless such assignment or grant is made subject to the terms of this Agreement.

7.2 Subject to the provisions of Section 5.3, neither party shall assign any of its rights (other than the right to receive payments) or delegate any of its obligations under this Agreement. Any attempt to do so shall be void. However, a party which undergoes reorganization may assign such rights and delegate such obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

7.3 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

7.4 Each party represents and warrants that it has the full right and power to grant the license and release set forth in Sections 2 and 3. ADAPTEC further represents and warrants that to the best of its knowledge prior to the execution of this Agreement, it has informed the other party of any patent originating from inventions made by its employees or its Subsidiaries, which patent is now owned by ADAPTEC or its subsidiaries and which patent, owing to prior arrangements with third parties, does not qualify as an ADAPTEC Licensed Patent under which licenses are granted in
Section 2. Neither party makes any other representation or warranty, express or implied, nor shall either party have any liability in respect of any infringement of patents or other rights of third parties due to the other party's operation under the license herein granted.

7.5 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than the Licensed Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Licensed Patents) except as specifically provided herein.

7.6 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patents. Neither party, nor any of its Subsidiaries, is required to file


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any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

7.7 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and other rights granted hereunder. If such licenses or other rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.

7.8 If a third party has the right to grant licenses under a patent to a party hereto (as a "Licensee") with the consent of the other party hereto, said other party shall provide said third party with any consent required to enable said third party to license said Licensee on whatever terms such third party may deem appropriate. Each party hereby waives any right it may have to receive royalties or other consideration from said third party as a result of said third party's so licensing said Licensee within the scope of the licenses granted under Section 2 of this Agreement.

7.9 This Agreement shall not be binding upon the parties until it has been signed herein below by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that IBM may amend Section 6.1 and either party may amend its address in Section 6.2 by written notice to the other party.

7.10 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

7.11 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, USA, as such law applies to contracts signed and fully performed in New York.

7.12 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


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

7.13 Until July 1, 2004, each party agrees not to disclose this Agreement or any information provided to either party pursuant to any provision of the Agreement (including, but not limited to disclosures made under Section 7.7) to any third party (other than its Subsidiaries) without the prior written consent of the other party. This obligation is subject to the following exceptions:

(a) disclosure is permissible if required by government or court order, provided the party required to disclose first gives the other prior written notice to enable it to seek a protective order;

(b) disclosure is permissible if otherwise required by law in the disclosing party's reasonable judgment;

(c) disclosure is permissible if required to enforce rights under this Agreement;

(d)  each party may use similar terms and conditions in other agreements; and

(e) each party may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers of such party or product lines which qualify under Section 2.7 and 5.3 except for the Agreement's payment provisions.

The nondisclosure obligation shall be satisfied by a party if it treats this Agreement in the same manner as it treats its other similar confidential contracts.

7.14 The patent license agreement dated as of January 1, 1985 between IBM and ADAPTEC is terminated on the Effective Date of this Agreement.

This Agreement and its Exhibits embody the entire understanding of the parties with respect to the Licensed Patents, and replaces any prior oral or written communications between them.

AGREED TO:                                      AGREED TO:
ADAPTEC, INC.                                   INTERNATIONAL BUSINESS
                                                MACHINES CORPORATION

By:/s/ ROBERT N. STEPHENS                       By:/s/ GERALD ROSENTHAL
------------------------------                  ----------------------------
Name: Robert N. Stephens                        Gerald Rosenthal
Title: President & CEO                          Vice President
                                                May 8, 2000


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

                                    EXHIBIT 1

"IBM Licensed Patents" shall mean the following patents and all patents which are reissues, divisions, continuations, continuations in part, foreign counterparts or reexamined patents or extensions of any of the following patents:

                  Patent Number

                  4,373,181
                  4,965,772
                  4,970,678
                  5,491,804
                  4,814,746
                  4,486,739
                  4,953,209
                  4,586,035
                  5,572,659
                  4,258,418
                  4,761,785
                  5,278,838
                  5,285,327
                  5,373,512
                  4,218,742
                  4,256,514
                  4,366,613
                  4,492,717
                  5,071,714


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

EXHIBIT 2                                                        March 29, 2000

                          DISPUTE RESOLUTION AGREEMENT

AGREEMENT made         MAY 8, 2000               between IBM Corporation
               ---------------------------------
("IBM") and Adaptec, Inc. ("Adaptec").

A patent infringement dispute has arisen between the parties. The parties wish to have the dispute adjudicated in an Alternative Dispute Resolution
(ADR) proceeding, as described in this Agreement.

Accordingly, the parties agree as follows:

1.   THE DISPUTE

     1.1 ISSUES. The issues relate to infringement by Adaptec of three claims of U.S. Patent Numbers 4,258,418 ("the '418 patent") and 5,491,804 ("the '804 patent") ("the Patents"). Claim 43 of the '804 patent and claims 1 and 16 of the '418 patent are the only claims that IBM is asserting against Adaptec and are collectively referred to as "Claims."

     1.2 APPLICABILITY OF LAW. The proceeding is an arbitration pursuant to 35 U.S.C. Section 294, to the extent applicable, and the decisions of the Adjudicator are to be made in accordance with U.S. Patent Law.

     1.3 INVALIDITY AND DOCTRINE OF EQUIVALENTS. Adaptec agrees not to assert any defenses that the Patents involved in this arbitration are invalid. This arbitration shall be solely based upon infringement of the Patents. The prior art and validity under 35 U.S.C. Section 112 may be asserted by Adaptec only as required so that the Adjudicator may properly construe the claims. IBM agrees to assert only literal infringement and not infringement under the doctrine of equivalents.

     1.4 APPLICABILITY OF ARBITRATION ACT. The proceeding is an arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Section 1-14.

     1.5 POWERS OF ADJUDICATOR. The Adjudicator shall have all powers granted to arbitrators pursuant to the applicable arbitration law for the purpose of deciding the issues submitted for decision and in accordance with the terms of this Dispute Resolution Agreement. Any dispute which may arise under or relating to this agreement shall be submitted to the Adjudicator, whose decision thereon shall be final and binding upon the parties.


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

EXHIBIT 2                                                        March 29, 2000

2.   THE ADJUDICATOR

     2.1 SINGLE ADJUDICATOR. The proceeding shall be conducted before a single Adjudicator, selected by mutual agreement of the parties, who is a reputable intellectual property attorney or retired judge with experience in patents in relevant computer technology and having no conflicts of interest with either of the parties or their attorneys, and who has agreed to serve and whose compensation has been agreed upon by the parties.

     2.2 SELECTION PROCEDURE. No later than 10 days from the date of this agreement the parties will exchange suggested names for the Adjudicator. Within 5 days following the name exchange, each party will determine whether any name suggested by the other party is acceptable. If so, that person is the Adjudicator. If the parties don't agree on an Adjudicator, as set forth above, within 3 additional days from the initial name exchange, each party will name its own nominator. The two nominators will meet immediately, and within 10 days, agree upon and select an Adjudicator who meets the above criteria.

     2.3 EX-PARTE COMMUNICATION WITH ADJUDICATOR. Except as the parties may otherwise agree, no party or anyone acting on its behalf shall have any private or ex-parte communication with the Adjudicator after he has been selected on any matter related to this proceeding.

     2.4 ADJUDICATOR'S FEES. The fees and expenses for the Adjudicator shall be divided equally between the parties. Each party shall bear its own costs and attorney's and expert fees, if any.

3.   INFORMATION EXCHANGE AND DISCOVERY

     3.1 SELECTION OF ADAPTEC PRODUCT. Within 10 days of the selection of the Adjudicator, Adaptec agrees to provide to IBM a list of all Adaptec products having aggregate sales exceeding $10M per annum during the last 3 years that are of the type against which IBM has been asserting infringement of the Patents, along with data sheets therefor to the extent still available to Adaptec. Within 10 days following Adaptec's submission, IBM will elect and notify Adaptec which product(s) (and version, if applicable) ("the Product(s)") against which it wishes to assert infringement of a Patent.

     3.2 FURNISHING OF SCHEMATICS. Within 5 days of IBM's election of the Product(s), Adaptec will provide IBM with detailed schematics of the Product(s), samples of the Product(s), and all other relevant technical information regarding the Product(s) available to Adaptec.

     3.3 FACT DEPOSITIONS. If IBM needs additional help understanding Adaptec's materials, it may take the depositions of Adaptec's appropriate technical employees. If Adaptec needs information from the inventors of the Patents or other technical employees of IBM relating to the inventions, Adaptec may take the depositions of the inventors and/or the other technical employees of IBM. Notwithstanding the aforementioned provisions in this
Section 3.3: (a)

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EXHIBIT 2                                                        March 29, 2000

Adaptec may not depose IBM attorneys (in-house and outside attorneys), IBM licensing negotiators, and those IBM employees, except for the inventors of the Patents, that prepared any material relating to the Patents at the request of an IBM attorney; and (b) IBM may not depose Adaptec attorneys (in-house and outside attorneys), Adaptec licensing negotiators, and those Adaptec employees, except for designers of the features of the Products relevant to the Claims, that prepared any material relating to the Patents at the request of an Adaptec attorney. The parties agree to cooperate to resolve any disputes regarding who may be deposed in accordance with this Section 3.3, and if they cannot resolve the dispute among themselves, to submit such disputes to the Adjudicator for immediate resolution. Depositions will begin within 3 weeks after Adaptec has furnished the material in Section 3.2 (such date shall hereinafter be called the "commencement date"). Each party will be entitled to a maximum of 16 hours of fact depositions. Each party will try to arrange its depositions on two consecutive days. All fact depositions shall be completed within 6 weeks after the commencement date unless a delay is unavoidable because a witness is not available.

     3.4 EXPERT DEPOSITIONS. If either party desires to rely on expert testimony, such party shall submit an expert report of a single expert not to exceed 20 pages. IBM shall submit its report within 3 weeks following the completion of the depositions in Section 3.3 and Adaptec shall submit its report 3 weeks thereafter. Each party may take the deposition of the other party's expert, who must be made available by the party using him or her within 1 week of the submission of the expert report. Each such expert deposition shall not exceed four hours in length and shall be subject to the deposition limitations set forth in Section 3.5.

     3.5 DEPOSITION LIMITATIONS. Depositions shall be limited to those for which a party has a reasonable need, and shall be conducted in the San Francisco Bay Area in the most expeditious and cost effective manner. If witnesses (other than experts) are elsewhere, the party requesting the testimony will defray the witness's travel expenses. Deposition requests are to be communicated directly between the parties without involvement of the Adjudicator except in the case of a disagreement. Each party will make reasonable efforts to make requested witnesses available in the San Francisco Bay Area. The Adjudicator shall resolve any disagreements, and his/her decisions with respect to the scope, manner, place and timing of discovery shall be final and binding. Objections at depositions are limited to attorney-client privilege issues and are automatically reserved and may be argued in the briefs and oral arguments (if any) of the parties. Federal Rules of Civil Procedure shall apply with respect to instructions not to answer questions in a deposition. The parties agree to cooperate to get issues of instructions not to answer resolved immediately by a prompt telephone call to the Adjudicator, who shall be empowered to rule over the phone.

EXHIBIT 2                                                        March 29, 2000


     3.6 DOCUMENT DISCOVERY: At any time after the Commencement Date, a party may make not more than 2 document requests of the other party for the discovery of a limited number of essential documents, and the documents shall be provided within 2 weeks of receiving the request, or a sufficient reason will be given why they are unavailable. Any documents upon which a party intends to rely upon must be included with the briefs. After depositions, counsel will meet to discuss the adequacy of the documents produced. Any disputes shall be resolved by Adjudicator.

4.   BRIEFS

     4.1 GENERAL. All briefs and expert reports shall be submitted by next day courier to the adversary party and to the Adjudicator. Briefs and expert reports are to be letter size pages, double-spaced, using 12-point type. There shall be two sets of briefs, a first set regarding each party's proposed claim construction of the Claims, and a second set setting forth each party's respective position regarding infringement or non-infringement of the Claims by the Product(s). Either party may append exhibits or attachments which shall not count in the page limit.

     4.2 FIRST BRIEF OF THE FIRST SET. Within 2 weeks after the completion of discovery, Adaptec shall submit its first brief, not to exceed 15 pages setting forth its proposed construction of the Claim.

     4.3 REPLY BRIEF. Within 2 weeks after the submission of Adaptec's first brief, IBM shall submit its reply brief, not to exceed 20 pages.

     4.4 REBUTTAL BRIEF. Within 1 week after the submission of IBM's reply brief, Adaptec may, at its discretion, submit its rebuttal brief, not to exceed 5 pages, or, in the alternative, inform the Adjudicator and IBM that it elects not to do so.

     4.5. CLAIM CONSTRUCTION DECISION. Within 2 weeks of the submittal of the rebuttal brief (or election not to file one) on claim construction, the Adjudicator will issue his or her ruling ("the Ruling") on the correct construction of the Claims. The ruling shall be in letter form delivered to the parties by facsimile.

     4.6 FIRST BRIEF OF THE SECOND SET. Within 2 weeks after the Ruling, IBM shall submit its first brief on infringement of the Claims by the Product(s), not to exceed 20 pages.

     4.7 REPLY BRIEF IN THE SECOND SET. Within 2 weeks after the submission of IBM's first brief, Adaptec shall submit its reply brief, not to exceed 25 pages.

EXHIBIT 2                                                        March 29, 2000


     4.8 REBUTTAL BRIEF OF SECOND SET. Within 1 week after the submission of Adaptec's reply brief (the "Final Brief Date"), IBM may, at its discretion, submit its rebuttal brief, not to exceed 5 pages, or, in the alternative, inform the Adjudicator and Adaptec that it elects not to do so.

5.   THE HEARING

     5.1 HEARING REQUIREMENT. Within 2 weeks following the Final Brief Date, the Adjudicator will inform the parties whether he or she believes a hearing would be helpful to him or her, or whether he or she will render a decision on the briefs. If the Adjudicator informs the parties that he or she is not going to hold a hearing, then either party may, within one week after the Adjudicator's decision not to hold a hearing, request a hearing and such request shall be granted by the Adjudicator. The hearing shall commence on a date and at a place in the San Francisco Bay Area to be fixed by the Adjudicator upon consultation with the parties, no later than 3 weeks following the Adjudicator's decision to hold one or either party's request for a hearing. There shall be no live witnesses unless the Adjudicator desires to hear live testimony from each party's expert, which he may so request. Such testimony of each expert shall not exceed two hours in length,
1.5 hours for direct and rebuttal testimony and 0.5 hours for cross. The entire hearing shall last no more than one day.

     5.2 ADJUDICATOR PRESIDES. The Adjudicator shall preside at the hearing.

     5.3 TYPE OF HEARING. Unless the parties' experts are requested by the Adjudicator, the hearing will consist of the presentation of arguments by the parties. Arguments by each party in the aggregate shall be limited to 2 hours, divided as each party desires.

     5.4 ORDER OF PRESENTATIONS. The order of oral arguments shall be first IBM's presentation, then Adaptec's presentation, and then IBM's rebuttal.

     5.5 OATHS. The Adjudicator shall sign or otherwise take an oath of office.

6.   THE AWARD

     6.1 TIME AND FORM. Within 4 weeks after the Final Brief Date or within 4 weeks after the hearing if there is one, the Adjudicator shall complete and sign Exhibit A and deliver copies to each party. If, for reasonable cause, the Adjudicator cannot render his decision within this period, he may extend the period by notifying the parties, but in no case beyond an additional 2 weeks. No written opinion is required, but the Adjudicator will explain his or her decision to the parties. There shall be no judicial review or any other appeal of the award, and the parties agree to be bound thereby.

EXHIBIT 2                                                        March 29, 2000


     6.2 CONFIRMATION OF AWARD. Any party to this proceeding may apply to any court having jurisdiction for an order confirming the award in accordance with Section 9 of the United States Arbitration Act, 9 U.S.C., provided that such application is made within three (3) months of the award.

     6.3 JURISDICTION OF COURT. The parties agree to make themselves subject to the jurisdiction of the U.S. District Court for the Northern District of California solely for the purpose of enforcing any aspect of this agreement, including without limitation, enforcement of any order, confirmation of the award, and enforcement of the award.

7.   CONFIDENTIALITY

     7.1 CONFIDENTIAL INFORMATION. Any designated confidential material of a party obtained in this proceeding shall permanently be maintained in confidence by the attorneys, the Adjudicator, any technical consultants or experts of the parties, and any employees of the parties who agree in writing to use the information only for this proceeding and in any Federal Court action pursuant to this proceeding. All materials shall be used only for purposes of this proceeding. After completion, all materials shall be returned to the party who produced them. All Adjudicator's rulings and Award shall be kept in confidence by all the parties mentioned in this section 7.1. The Adjudicator shall destroy all the materials provided to him by either party as well as his notes relating to this proceeding within six months after the close of any Federal Court proceeding which may result from this proceeding.

8.   MISCELLANEOUS

     8.1 TIME EXTENSIONS. The parties may extend any period of time by mutual agreement. The Adjudicator may extend any period of time for good cause except the final deadline for issuance of the award.

     8.2 DISAGREEMENTS BETWEEN THE PARTIES. All disagreements between the parties shall be resolved by the Adjudicator, whose decision shall be final.

     8.3 ACTIONS AGAINST ADJUDICATOR. The parties agree not to make any claim against the Adjudicator based on any act or omission in his role as Adjudicator in this proceeding.

     8.4 FINALITY OF THE DECISION. The decision of the Adjudicator shall be final and there shall be no appeal.

EXHIBIT 2                                                        March 29, 2000


     8.5 NOTICES. In the absence of special circumstances, notices to the parties should be directed to the following individuals:

                  ADAPTEC

                  Roger S. Borovoy
                  Fish & Richardson
                  2200 Sand Hill Road, Suite 100
                  Menlo Park, CA 94025
                  (650) 322-5070
                  Fax: (650) 854-0875

                  IBM

                  Frank L. Bernstein
                  Sughrue Mion Zinn Macpeak & Seas
                  1010 El Camino Real, Suite 360
                  Menlo Park, CA 94025
                  (650) 463-4600
                  Fax: (650) 325-6606

9.   GOOD FAITH

     9.1 CONTENT AND PURPOSE OF SUBMISSIONS. The parties expressly agree to make only good faith, legally supportable and factually accurate submissions to the Adjudicator. No submission to another party or to the Adjudicator shall be interposed for any improper purpose, such as to harass or to cause unnecessary delay or to needlessly increase in the cost of this adjudication.

EXHIBIT 2                                                        March 29, 2000


     9.2 CODE OF PROFESSIONAL RESPONSIBILITY. Counsel for the parties agree that the California Code of Professional Responsibility shall apply to this proceeding.

     IN WITNESS WHEREOF, the parties by their attorneys have executed this Agreement as of the date first above written.

                                           IBM

                                  by       /s/ Gerald Rosenthal
                                           ------------------------------


                                           Adaptec, Inc.

                                  by       /s/ Robert N. Stephens
                                           ------------------------------

CONSENTED TO:

______________________
Adjudicator

EXHIBIT 2                                                        March 29, 2000


                                    EXHIBIT A



                                    DECISION

The Product(s)

Doesn't infringe claim 43 of the '804 patent
                                             --------
Infringes claim 43 of the '804 patent
                                             --------

Doesn't infringe either of the claims 1 or 16 of the '418 patent
                                                                 --------
Infringes either claim 1 or claim 16 of the '418 patent
                                                                 --------


                                          -----------------------------
                                          Adjudicator